                                                                     EXHIBIT 2.1

                      SHARE PURCHASE AND TRANSFER AGREEMENT

between

1.    Johanna 34 Vermogensverwaltungs GmbH (to be renamed NHL Acquisition Sub
      GmbH), a German limited liability company (Gesellschaft mit beschrankter Haftung) with its registered seat at Johanna-Kinkel-Stra(beta)e 2-4, 53175 Bonn, Federal Republic of Germany (to be relocated to Busumer Stra(beta)e 96, 24768 Rendsburg, Federal Republic of Germany),

                                 - hereinafter also referred to as "PURCHASER" -

and

2. Novellus Systems, Inc., a California corporation with its principal place of business at 4000 North First Street, San Jose, California 95134, USA,

                                  - hereinafter also referred to as "NOVELLUS" -

on the one side

and

3. Peter Wolters Stiftung, a German trust (Stiftung) with its registered seat at Mettmann and its business address at Busumer Stra(beta)e 96, 24768 Rendsburg, Federal Republic of Germany,

                                  - hereinafter also referred to as "SELLER 1" -

4. Eider Vermogensverwaltungsgesellschaft mbH, a German limited liability company (Gesellschaft mit beschrankter Haftung) with its registered seat at Winterhuder Weg 148, 22085 Hamburg, Federal Republic of Germany,

                                  - hereinafter also referred to as "SELLER 2" -

5. Bovensiepen Vermogensverwaltungsgesellschaft mbH, a German limited liability company (Gesellschaft mit beschrankter Haftung) with its registered seat at Am See 39, 24790 Schacht-Audorf, Federal Republic of Germany,

                                  - hereinafter also referred to as "SELLER 3" -

6. ROMERHOF Vermogensverwaltungsgesellschaft mbH, a German limited liability company (Gesellschaft mit beschrankter Haftung) with its registered seat at Am Romerhof 10, 50858, Koln, Federal Republic of Germany,

                                  - hereinafter also referred to as "SELLER 4" -

and

7. Hieber Vermogensverwaltungsgesellschaft mbH, a German limited liability company (Gesellschaft mit beschrankter Haftung) with its registered seat at Eiderstra(beta)e 93, 24768 Rendsburg, Federal RepubliC of Germany,

                                  - hereinafter also referred to as "SELLER 5" -

      - Seller 1, Seller 2, Seller 3, Seller 4, and Seller 5 hereinafter collectively also referred to as

                                                                     "SELLERS" -

on the other side.

                                    RECITALS

(1) The Sellers are the sole shareholders of Peter Wolters AG, the holding company of a group of companies which is engaged in the business of developing, manufacturing and selling precision machining equipment for metal, glass and ceramics as well as for the electronic industry, in particular for the semi-conductor industry.

(2) Novellus develops, manufactures, sells, and supports equipment for the fabrication of integrated circuits.

(3) Novellus is interested in causing the Purchaser, a wholly-owned subsidiary of Novellus, to acquire 100 % of the outstanding shares in Peter Wolters AG, and the Sellers are interested in selling their shares in Peter Wolters AG, which in the aggregate are 100 % of the outstanding shares in Peter Wolters AG, to the Purchaser.

                                    SECTION 1
                  LEGAL STATUS, SUBJECT MATTER AND DEFINITIONS

(1) Peter Wolters AG (hereinafter also referred to as "PETER WOLTERS AG" or the "COMPANY") is a stock corporation (Aktiengesellschaft) under German law with its registered seat in Rendsburg, Federal Republic of Germany. Peter Wolters AG is registered with the commercial register of the local court of Rendsburg, Federal Republic of Germany, under no. HRB 796. Its stated capital (Grundkapital) amounts to Euro 8,000,000.00 and is divided into 320,000 bearer shares (Inhaberaktien; each such share is herein referred to as a "PETER WOLTERS SHARE"). Such shares are non par value shares (Stuckaktien) with a fractional share in the stated capital (anteiliger Betrag des Grundkapitals) of Euro 25.00 each. The Peter Wolters Shares are evidenced by global share certificates attached as
      EXHIBIT 1.1 to this Agreement. The entire stated capital of Peter Wolters AG has been fully paid-in in cash or by means of contributions in kind, in each case in full compliance with German law. There have been no (direct or concealed) repayments of contributions, in particular no repayments of contributions within the meaning of Section 57 of the German Stock Corporation Act (Aktiengesetz - AktG; hereinafter also referred to as "AKTG"). There have been no hidden contributions in kind (verdeckte Sacheinlagen). The Company is validly existing under German law.

(2) The number of Peter Wolters Shares held by each of the Sellers is set forth in more detail in the sellers list attached as EXHIBIT 1.2 to this Agreement (hereinafter referred to as "SELLERS LIST").

(3) Peter Wolters AG is the holding company of the following subsidiaries (each of them hereinafter also referred to as a "SUBSIDIARY", and collectively the "SUBSIDIARIES", and

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      the companies set out in lit. a), b), c) and i) below collectively the
      "GERMAN SUBSIDIARIES"):

      a)    PETER WOLTERS SURFACE TECHNOLOGIES GMBH & CO. KG

            Peter Wolters Surface Technologies GmbH & Co. KG (hereinafter also referred to as "SURFACE TECHNOLOGIES" or "PETER WOLTERS KG") is a limited partnership (Kommanditgesellschaft) under German law with its registered seat in Rendsburg, Federal Republic of Germany. Peter Wolters KG is registered with the commercial register of the local court of Rendsburg, Federal Republic of Germany, under no. HRA 1427. Its registered capital of the limited partner (Kommanditkapital) amounts to Euro 2,500,000.00. All contributions due to Peter Wolters KG by its general and limited partners have been fully made and have not been repaid. In particular, there have been no (direct or concealed) repayments within the meaning of Section 172 para. 4 of the German Commercial Code (Handelsgesetzbuch - HGB; hereinafter also referred to as "HGB"). The sole limited partner (Kommanditist) of Peter Wolters KG is Peter Wolters AG. The sole general partner (personlich haftender Gesellschafter/Komplementar) of Peter Wolters KG is Peter Wolters Verwaltungs GmbH (see lit. b) below). Until December 31, 2002 Peter Wolters KG traded under the company name Peter Wolters CMP-Systeme GmbH & Co. KG. With effect as from January 1, 2003 another subsidiary of Peter Wolters AG, Peter Wolters Werkzeugmaschinen GmbH, has been merged (Verschmelzung) within the meaning of Sections 2 et seq. of the German Reorganization Act (Umwandlungsgesetz - UmwG; hereinafter also referred to as "UMWG") with and into Peter Wolters KG, and Peter Wolters KG has been renamed Peter Wolters Surface Technologies GmbH & Co. KG (the change of the name and the merger are hereinafter collectively referred to as the "CORPORATE REORGANIZATIONS"). Peter Wolters KG is validly existing under German law.

      b)    PETER WOLTERS VERWALTUNGS GMBH

            Peter Wolters Verwaltungs GmbH (hereinafter also referred to as "PETER WOLTERS GMBH") is a limited liability company (Gesellschaft mit beschrankter Haftung - GmbH) under German law with its registered seat in Rendsburg, Federal Republic of Germany. Peter Wolters GmbH is registered with the commercial register of the local court of Rendsburg, Federal Republic of Germany, under no. HRB 1919. Its stated capital (Stammkapital) amounts to Euro 52,000.00. The stated capital has been fully paid-in. There have been no (direct or concealed) repayments of contributions, in particular no repayments violating Section 30 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaft mit beschrankter Haftung - GmbHG; hereinafter also referred to as "GMBHG"). The sole shareholder of Peter Wolters GmbH is Peter Wolters AG, holding one share in the nominal amount of Euro 52,000.00. Peter Wolters GmbH is validly existing under German law.

      c)    PETER WOLTERS LAPP- UND POLIERTECHNIK GMBH

            Peter Wolters Lapp- und Poliertechnik GmbH (hereinafter also referred to as "PETER WOLTERS POLIERTECHNIK") is a limited liability company (Gesellschaft mit beschrankter Haftung - GmbH) under German law with its registered seat in Leinfelden-Echterdingen, Federal Republic of Germany. Peter Wolters Poliertechnik is registered with the commercial register of the local court of Nurtingen, Federal Republic of Germany, under no. HRB 3907. Its stated capital (Stammkapital) amounts to Euro 307,000.00. The stated capital has been partially paid-in in cash and partially contributed by way of a capital increase from the capital reserve (Kapitalerhohung aus Gesellschaftsmitteln). There have been no (direct or concealed) repayments of contributions, in particular no repayments violating
            Section 30 GmbHG. The sole shareholder of Peter Wolters Poliertechnik is Peter Wolters AG holding a share in the nominal amount of Euro 307,000.00. Peter Wolters Poliertechnik is validly existing under German law.

      d)    PETER WOLTERS OF AMERICA, INC.

            Peter Wolters of America, Inc. (hereinafter also referred to as "PETER WOLTERS AMERICA") is a corporation under the laws of the state of Massachusetts, USA, with its seat in Plainville, Massachusetts, USA. Peter Wolters America is registered under the Federal Identification No. 04-2547659. Its issued and outstanding share capital amounts to US $ 400,000.00 and is divided into 4,000 shares of common stock with no par value. The sole shareholder of Peter Wolters America is Peter Wolters AG. Peter Wolters America is validly existing and in good standing under applicable US federal and state laws.

      e)    RIWO-WIRE, INC.

            RIWO-WIRE, INC. (hereinafter also referred to as "RIWO-WIRE") is a corporation under the laws of the state of Massachusetts, USA, with its seat in Plainville, Massachusetts, USA. RIWO-WIRE is registered under the Federal Identification No. 04-2623037. Its share capital amounts to US $ 0.00 and is divided into 2,000 shares of common stock with no par value, all of which are issued and outstanding. The shareholders of RIWO-WIRE are Peter Wolters America holding 1,600 non par value shares equalling 80 % of the issued shares and Peter Wolters AG holding 400 shares equalling 20 % of the issued shares. RIWO-WIRE is validly existing and in good standing under applicable US federal and state laws but has currently no business activities.

      f)    PETER WOLTERS U.K. LIMITED

            Peter Wolters U. K. Limited (hereinafter also referred to as "PETER WOLTERS UK") is a private limited company under the laws of England with its seat in London, England. Peter Wolters UK was registered with the companies house in Cardiff under Company No. 2919793 on April 18, 1994. Its share capital amounts to GBP 50,000.00, which is divided into 50,000 shares in the nominal amount of GBP 1.00 each. The sole shareholder of Peter Wolters UK is Peter Wolters AG. Peter Wolters UK is validly existing under English law.

      g) PETER WOLTERS JAPAN KABUSHIKI KAISHA (IN ENGLISH: PETER WOLTERS JAPAN CO., LTD.)

            Peter Wolters Japan Kabushiki Kaisha (in English: Peter Wolters Japan Co., Ltd.) (hereinafter also referred to as "PETER WOLTERS JAPAN") is a limited liability company under the laws of Japan with its seat in Osaka, Japan. Peter Wolters Japan was registered with the Tokyo Legal Affairs Bureau on April 8, 1998 under the Registration No. 0023/98. Its share capital amounts to JPY 100,000,000.00 and is divided into 2,000 ordinary shares with a par value of JPY 50,000.00 each. The sole shareholder of Peter Wolters Japan is Peter Wolters AG. Peter Wolters Japan is validly existing under Japanese law.

      h)    PETER WOLTERS ASIA PTE LTD.

            Peter Wolters Asia Pte Ltd (hereinafter also referred to as "PETER WOLTERS ASIA") is a private company limited by shares under the laws of the Republic of Singapore with its seat in Singapore, Republic of Singapore. Peter Wolters Asia was registered with the Registrar of Companies and Businesses Singapore under Company no. 199201918W on April 14, 1992. Its share capital amounts to SG $ 100,000.00 and is divided into 100,000 shares in the nominal amount of SG $ 1.00 each. The sole shareholder of Peter Wolters Asia is Peter Wolters AG. Peter Wolters Asia is validly existing under Singapore law but has currently no business activities.

      i)    RIWO-DRAHTWERK GMBH

            RIWO-Drahtwerk GmbH (hereinafter also referred to as "RIWO-DRAHTWERK") is a limited liability company (Gesellschaft mit beschrankter Haftung - GmbH) under German law with its seat in Rendsburg, Federal Republic of Germany. RIWO-Drahtwerk is registered with the commercial register of the local court of Rendsburg, Federal Republic of Germany, under no. HRB 158. Its stated capital (Stammkapital) amounts to DEM 1,500,000.00. The stated capital has been fully paid-in. There have been no (direct or concealed) repayments of contributions, in particular no repayments violating
            Section 30 GmbHG. The sole shareholder of RIWO-Drahtwerk is Peter Wolters AG. RIWO-Drahtwerk is validly existing under

            German law. RIWO-Drahtwerk has ceased to do business as of September 30, 2001 and, since then, has had and has currently no business activities. On December 9, 2003 the shareholder has passed a shareholders' resolution converting the denomination of the stated capital into Euro and reducing the stated capital to Euro 25,000.00. According to Section 58 para. 1 GmbHG the registration of a capital reduction with the commercial register requires a one year notice period after three different public announcements of the capital decrease have been published by the respective company in the German Federal Gazette (Bundesanzeiger). RIWO-Drahtwerk has published the third of such public announcements on January 9, 2004.

(4) The subject matter of this Agreement is the sale and the transfer of all of the outstanding Peter Wolters Shares by the Sellers to the Purchaser subject to the terms and conditions of this Agreement.

(5) If used in this Agreement the following terms shall have the meanings ascribed to them in this para. 5:

      "ADJUSTED AGGREGATE PURCHASE PRICE" shall have the meaning ascribed to it in Section 4 para. 3 lit. b) below.

      "AGGREGATE PURCHASE PRICE" shall have the meaning ascribed to it in
      Section 4 para. 1 below.

      "AKTG" shall have the meaning ascribed to it in Section 1 para. 1 above.

      "BANKING DAYS" means such days on which banks in Rendsburg, Germany, and San Jose, California, USA, are open to the general public.

      "BGB" shall have the meaning ascribed to it in Section 5 below.

      "CLOSING" shall have the meaning ascribed to it in Section 10 para. 1 below.

      "CLOSING DATE" shall have the meaning ascribed to it in Section 10 para. 1 below.

      "COMPANY" shall have the meaning ascribed to it in Section 1 para. 1 above.

      "COMPANIES" shall have the meaning ascribed to it in Section 5 para. 1 below.

      "CORPORATE REORGANIZATIONS" shall have the meaning ascribed to it in
      Section 1 para. 3 lit. a) above.

      "ESCROW AGREEMENT" shall have the meaning ascribed to it in Section 4 para. 4 below.

      "ESCROW AMOUNT" shall have the meaning ascribed to it in Section 4 para. 4 below.

      "ESCROW PERIOD" shall have the meaning ascribed to it in Section 4 para. 4 below.

      "FOREIGN SUBSIDIARIES" shall mean the Subsidiaries which have their registered company seat outside the Federal Republic of Germany.

      "GERMAN SUBSIDIARIES" shall have the meaning ascribed to it in Section 1 para. 3 above.

      "GMBHG" shall have the meaning ascribed to it in Section 1 para. 3 lit. b) above.

      "GOB" shall have the meaning ascribed to it in Section 4 para. 3 lit. a) below.

      "GWB" shall have the meaning ascribed to it in Section 10 para. 4 below.

      "HGB" shall have the meaning ascribed to it in Section 1 para. 3 lit. a) above.

      "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning ascribed to it in
      Section 5 para. 15 below.

      "KPMG" shall have the meaning ascribed to it in Section 4 para. 3 lit. a) below.

      "MATERIAL AGREEMENTS" shall have the meaning ascribed to it in Section 5 para. 16 below.

      "NOVELLUS" shall mean Novellus Systems, Inc., a California corporation.

      "OBJECTIONS" shall have the meaning ascribed to it in Section 4 para. 3 lit. a) below.

      "PETER WOLTERS AG" shall have the meaning ascribed to it in Section 1 para. 1 above.

      "PETER WOLTERS AMERICA" shall have the meaning ascribed to it in Section 1 para. 3 lit. d) above.

      "PETER WOLTERS ASIA" shall have the meaning ascribed to it in Section 1 para. 3 lit. h) above.

      "PETER WOLTERS GMBH" shall have the meaning ascribed to it in Section 1 para. 3 lit. b) above.

      "PETER WOLTERS JAPAN" shall have the meaning ascribed to it in Section 1 para. 3 lit. g) above.

      "PETER WOLTERS KG" shall have the meaning ascribed to it in Section 1 para. 3 lit. a) above.

      "PETER WOLTERS POLIERTECHNIK" shall have the meaning ascribed to it in
      Section 1 para. 3 lit. c) above.

      "PETER WOLTERS SHARE" shall have the meaning ascribed to it in Section 1 para. 1 above.

      "PETER WOLTERS UK" shall have the meaning ascribed to it in Section 1 para. 3 lit. f) above.

      "PURCHASE PRICE ADJUSTMENT" shall have the meaning ascribed to it in
      Section 4 para. 3 lit. b) below.

      "PURCHASER" shall mean Johanna 34 Vermogensverwaltungs GmbH (to be renamed NHL Acquisition Sub GmbH), a German limited liability company.

      "PURCHASERS' AUDITOR" shall mean the company of auditors appointed by the Purchaser pursuant to Section 4 para. 3 lit. a) below.

      "RIWO-DRAHTWERK" shall have the meaning ascribed to it in Section 1 para. 3 lit. i) above.

      "RIWO-WIRE" shall have the meaning ascribed to it in Section 1 para. 3 lit. e) above.

      "SELLER 1", "SELLER 2", "SELLER 3", "SELLER 4", "SELLER 5", and "SELLERS" shall mean those persons specified in more detail above and in the Sellers List attached as EXHIBIT 1.2 to this Agreement.

      "SELLERS LIST" shall have the meaning ascribed to it in Section 1 para. 2 above.

      "SELLERS REPRESENTATIVE" shall have the meaning ascribed to it in Section 12 para. 1 below.

      "SELLERS SHARES" shall have the meaning ascribed to it in Section 2 para. 1 below.

      "SUBSIDIARY" and "SUBSIDIARIES" shall have the meaning ascribed to it in
      Section 1 para. 3 above.

      "TAX DISPUTE" shall have the meaning ascribed to it in Section 7 para. 7 lit. b) below.

      "TRANSFER AUDIT REQUEST" shall have the meaning ascribed to it in Section 4 para. 3 lit. a) below.

      "TRANSFER DATE" shall have the meaning ascribed to it in Section 4 para. 3 lit. a) below.

      "TRANSFER FINANCIAL STATEMENTS" shall have the meaning ascribed to it in
      Section 4 para. 3 lit. a) below.

      "TAXES AND OTHER CHARGES" shall have the meaning ascribed to it in Section 7 para. 1 below.

      "UMWG" shall have the meaning ascribed to it in Section 1 para. 3 lit. a) above.

      "ZPO" shall have the meaning ascribed to it in Section 12 para. 2 below.

                                    SECTION 2
                           SALE AND PURCHASE OF SHARES

(1) The Sellers hereby sell and the Purchaser hereby purchases 320,000 Peter Wolters Shares held by the Sellers (hereinafter also referred to as the "SELLERS SHARES") as specified in more detail in the Sellers List.

(2) The sale and purchase of the Sellers Shares shall encompass any and all rights and ancillary rights attached to the Sellers Shares, in particular any and all dividend rights attached to the Sellers Shares, also with respect to the past, except for such dividends which have already been distributed to the shareholders of Peter Wolters AG.

                                    SECTION 3
                               TRANSFER OF SHARES

The actual transfer of the Sellers Shares shall be carried out at the Closing. At the Closing the Sellers shall transfer to the Purchaser all Sellers Shares by delivery of the global share certificates and by a separate transfer agreement in accordance with EXHIBIT 3.1 to this Agreement. The actual transfer of the Sellers Shares shall be subject to the payment of the Aggregate Purchase Price pursuant to Section 4 below.

                                    SECTION 4
              PURCHASE PRICE, PURCHASE PRICE ADJUSTMENT AND ESCROW

(1) The aggregate purchase price (hereinafter also referred to as the "AGGREGATE PURCHASE PRICE") to be paid by the Purchaser for all 320,000 Peter Wolters Shares, i.e. all Sellers Shares, shall be Euro 124,500,000.00 (in words: Euro one hundred twenty-four million five hundred thousand). Unless otherwise agreed among the Sellers, the Aggregate Purchase Price shall be equally allocated to the Sellers Shares resulting in a purchase price of Euro 389.0625 for each Peter Wolters Share.

(2) Subject to the provisions in para. 3 and 4 below, the Aggregate Purchase Price shall be payable to the Sellers at the Closing, in cash via wire transfer free of bank charges to the separate bank account
      (Rechtsanwaltsanderkonto) of Taylor Wessing, Hamburg, acting as Sellers' trustee (Treuhander), as shown in EXHIBIT 4.2 to this Agreement.

(3) The Aggregate Purchase Price (and consequently the purchase price for each Peter Wolters Share) shall be subject to a possible downward purchase price adjustment in favor of the Purchaser as set forth in this para. 3:

      a) Within six weeks following the signing of this Agreement the Purchaser may request by written notification to the Sellers that Peter Wolters AG shall prepare consolidated financial statements of Peter Wolters AG including all of its Subsidiaries as of the Transfer Date (hereinafter referred to as "TRANSFER AUDIT REQUEST"). Such consolidated financial statements of Peter Wolters AG shall be prepared by Peter Wolters AG within one month following the Transfer Audit Request in accordance with generally accepted German accounting principles (Grundsatze ordnungsma(beta)iger Buchfuhrung - GOB; hereinafter also referred to as "GOB") as consistently applied, and in accordance with Sections 264 et seq., Sections 290 et seq. HGB and taking into account the agreements set forth in Section 9 below. Thereafter, the consolidated financial statements prepared by Peter Wolters AG shall be submitted to the Sellers Representative and the Purchaser and shall be audited and certified by the Company's current auditor KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftsprufungsgesellschaft ("KPMG"). An independent auditing firm (Wirtschaftsprufungsgesellschaft) appointed by the Purchaser (the "PURCHASER'S AUDITOR") may review and challenge the consolidated financial statements audited and certified by KPMG and consult with the Purchaser. KPMG and the Purchaser's Auditor, upon request and to the extent legally permissible, shall make available to each other, to the Sellers Representative and to the Purchaser copies of their working papers as well as of the audited and certified consolidated financial statements. For clarification purposes it is expressly agreed and understood that the audit to be performed by KMPG shall be a voluntary audit and not an audit required by law. In addition, it is expressly agreed and understood that KPMG and the Purchaser's Auditor are independent and not subject to any instructions of any of the parties or Peter Wolters AG. They are neither obligated nor entitled to make any management decisions of any of the parties or Peter Wolters AG or any of the other Companies, in particular no decisions regarding the preparation of the consolidated financial statements.

            The costs of the aforementioned audit by KPMG shall be borne by the Sellers and the costs of the audit of Purchaser's Auditor shall be borne by the Purchaser. With respect to these costs neither a reserve shall be made nor a liability shown in the consolidated transfer statements of the Company as of the Transfer Date.

            If the Purchaser or the Sellers have objections to the contents of the consolidated financial statements (hereinafter referred to as "OBJECTIONS"), they shall notify the

            Sellers Representative or the Purchaser, respectively, in writing of such Objections during the audit, in no event, however, later than one month after the delivery of the consolidated financial statements to the Purchaser or to the Sellers Representative, as the case may be, by the Company. In this case the Sellers Representative and the Purchaser shall endeavor to amicably settle any dispute in good faith to reach agreement on the Objections within one month after the Sellers Representative or the Purchaser, respectively, has received the notification of such Objections. Objections, however, shall be taken into account only if, on assumption of their correctness, they would, in the aggregate, lead to a change in the Company's consolidated equity within the meaning of Sections 298 para. 1, 266 para. 3 lit. A. HGB at the Transfer Date (as defined below) of at least Euro 25,000.00. If no Objections have been notified within the one-month-period following the delivery of the consolidated financial statements by the Company, or if agreement on any such Objections has been reached between the Sellers Representative and the Purchaser, or if the Objections do not exceed the aforementioned threshold, the consolidated financial statements shall be final and binding on the parties hereto.

            If the Purchaser and the Sellers Representative cannot agree in whole or in part on the consolidated financial statements within the one-month-period after the Sellers Representative or the Purchaser has received the notification of any Objections, the Purchaser and the Sellers Representative shall jointly appoint a third independent auditing firm to finally settle any dispute and to determine the consolidated financial statements as of the Transfer Date as expert arbitrator (Schiedsgutachter) with binding effect for all parties. If the Purchaser and the Sellers Representative fail to agree on the expert arbitrator within two weeks after the expiration of the one-month-period, during which the Purchaser and the Sellers Representative shall attempt to settle the dispute, then, upon request by the Sellers Representative or the Purchaser, the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprufer in Deutschland e.V.), Dusseldorf, Federal Republic of Germany, shall appoint such independent expert arbitrator. The expert arbitrator shall state the reasons for his decision in writing. In his decision, the expert arbitrator may not make any findings other than with respect to those Objections that remain in dispute between the parties as within the framework of the relevant consolidated financial statements of Peter Wolters AG. The fees and costs of the expert arbitrator shall be shared by the Sellers on the one side and the Purchaser on the other side equally unless otherwise directed by the expert arbitrator (which shall have the authority to make such direction if it deems it equitable and taking into account the extent to which either party was justified in its complaint or assessment).

            The consolidated financial statements prepared, audited and certified in accordance with this lit. a) shall be final and binding on all parties for purposes of this Agreement and shall be deemed to have been accepted and approved by each of them and are hereinafter referred to as the "TRANSFER FINANCIAL STATEMENTS". The term "TRANSFER DATE" as used in this Agreement shall mean April 30, 2004.

      b) If the Transfer Financial Statements show a consolidated equity within the meaning of Sections 298 para. 1, 266 para. 3 lit. A. HGB which is less than Euro 23,354,813.99, the Aggregate Purchase Price shall be decreased by the difference between the consolidated equity as of the Transfer Date and Euro 23,354,813.99. The resulting Aggregate Purchase Price shall be the "ADJUSTED AGGREGATE PURCHASE PRICE" and the difference between the Aggregate Purchase Price and the Adjusted Aggregate Purchase Price shall be the "PURCHASE PRICE ADJUSTMENT". The Sellers shall repay to the Purchaser the Purchase Price Adjustment, if any, in cash via wire transfer to an account as will be designated in writing by the Purchaser within ten Banking Days after such written instruction has been received by Sellers Representative and the Transfer Financial Statements have become final and binding pursuant to lit. a) above.

      c) If the Sellers have not received a Transfer Audit Request of the Purchaser within the time period pursuant to lit. a) above, this shall be deemed a waiver by the Purchaser of the procedure as set forth in this para. 3 and the Purchaser shall have no further right to a Purchase Price Adjustment.

      d) Any claims by the Purchaser against the Sellers pursuant to this para. 3 shall be barred after six months after the Transfer Financial Statements have become final and binding on the parties hereto.

      e) For the avoidance of doubt, it is expressly agreed that there will be no purchase price adjustment in favor of the Sellers, even if the consolidated equity shown in the Transfer Financial Statements exceeds Euro 23,354,813.99.

(4) 10 % of the Aggregate Purchase Price, i.e. Euro 12,450,000 (in words: Euro twelve million four hundred fifty thousand), shall not be paid directly to the Sellers at the Closing, but be paid into escrow. The payment into escrow shall be made into an interest bearing joint bank account (Gemeinschaftliches Anderkonto als Und-Konto) of Rechtsanwalte Taylor Wessing, Hamburg, with Rechtsanwalt Bernhard Kloft and Rechtsanwalt Robert Wethmar as account signatories, and FGS Treuhandgesellschaft fur Stiftungsvermogen mbH, Bonn, with Rechtsanwalt Dr. Stephan Gockeler and Rechtsanwalt/Steuerberater Dr. Jens Eric Gotthardt as account signatories. Such amount (hereinafter also referred to as the "ESCROW AMOUNT") shall serve as the sole security for any and all of Purchaser's claims and rights under or in connection with this Agreement, in particular as security for any claims for breach of any independent guarantee and any claims for indemnification pursuant to Sections 5, 6 and/or 7 below. The details are set forth in the escrow agreement attached to this Agreement as EXHIBIT 4.4 (hereinafter also referred to as the "ESCROW AGREEMENT") which shall be executed immediately after the execution of this Agreement. Any payments to the Sellers from the escrow made in accordance with the Escrow Agreement shall not limit the liability of the Sellers under this Agreement.

(5) Novellus hereby guarantees to the Sellers the obligations of the Purchaser pursuant to this Section 4 to pay to the Sellers the Aggregate Purchase Price and the obligations of the Purchaser and the Company, respectively, to make the bonus payments after Closing pursuant to Section 9 below.

                                    SECTION 5
                              INDEPENDENT GUARANTEE

The Sellers hereby guarantee to the Purchaser by means of an independent guarantee (selbststandiges Garantieversprechen) within the meaning of Section 311 para. 1 of the German Civil Code (Burgerliches Gesetzbuch - BGB; hereinafter also referred to as "BGB") that the following statements are correct as of the date of the signing of this Agreement and as of the

Closing Date, unless a different relevant date is expressly stated in one of the following statements:

(1) The statements relating to Peter Wolters AG and its Subsidiaries (hereinafter also collectively referred to as the "COMPANIES") set forth in Section 1 para. 1, 2 and 3 are correct. The Companies are fully authorized and fully qualified or licensed to do business in the jurisdictions in which they have their respective (registered) office.

(2) EXHIBIT 5.2 a) to this Agreement contains complete and correct copies of all relevant statutes and other corporate documents of the Companies, as they are in full force and effect. EXHIBIT 5.2 b) to this Agreement contains complete and correct copies of all registration excerpts (Handelsregisterauszuge) or equivalent documentation under applicable law. There are no resolutions or other facts that need to be registered but which have not yet been registered, except for the capital reduction of RIWO-Drahtwerk described in Section 1 para. 3 lit. i) above; there are no pending applications for registration.

(3) None of the Companies has any shares, options to acquire shares or other securities outstanding other than the aggregate 320,000 Peter Wolters Shares and those shares set forth in Section 1 para. 3 above and issued to the Sellers, Peter Wolters AG or a Subsidiary, respectively. There are no outstanding options, conversion or exchange rights to purchase or obtain any shares, interests or other securities in one of the Companies. There are no contracts, commitments or other arrangements relating to the issuance, sale, transfer or purchase of any shares, interests or other securities in one of the Companies.

(4)   All Peter Wolters Shares are held by the Sellers. Except as disclosed in
      EXHIBIT 5.4 to this Agreement all Peter Wolters Shares are validly existing and free and clear of all mortgages, pledges, liens, security interests, encumbrances, restrictions or charges of any kind or any other third-party rights. All contributions for the Peter Wolters Shares are fully made (samtliche Einlagen auf Aktien sind vollstandig geleistet). All Sellers are entitled to freely dispose of their Peter Wolters Shares; in particular, they do not require the consent of any third party or violate any third party rights by disposing of their Peter Wolters Shares. Any pledges of Peter Wolters Shares shall be released on or before the Closing.

(5) Peter Wolters AG and its Subsidiaries do not have any subsidiaries and affiliates other than those set forth in Section 1 para. 3 above.

(6) Except as disclosed in EXHIBIT 5.6 to this Agreement neither Peter Wolters AG nor any of its Subsidiaries is a party to any enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291, 292 AktG, including any silent partnerships (stille Gesellschaften) and neither Peter Wolters AG nor any of its Subsidiaries is a party to any profit or turnover sharing agreement. The enterprise agreements disclosed in Exhibit
      5.6 to this Agreement have been and are valid for corporate and tax purposes for the periods stated therein.

(7)   All Companies are entitled to use their corporate names.

(8) The financial statements and consolidated financial statements of Peter Wolters AG and its Subsidiaries for the years 2002 and 2003, as attached as EXHIBIT 5.8 to this Agreement, have been prepared in accordance with applicable generally accepted accounting principles, as consistently applied, which in case of Peter Wolters AG and its German Subsidiaries are GOB. All such financial statements are correct and give a true and fair view of the financial status and the results of each of the Companies and the group as per the respective balance sheet date (in the case of Peter Wolters AG and its German Subsidiaries: Vermogens-, Finanz- und Ertragslage within the meaning of Section 264 para. 2 HGB). To the extent required, all such financial statements have been audited by independent auditing firms and have been certified by such independent auditing firms without any qualification. As of the relevant dates, the Companies had no liabilities or obligations that are required by applicable generally accepted accounting principles to be provided for in such financial statements that were not so provided for.

(9) The inventories set forth in the consolidated financial statements of Peter Wolters AG for the year 2003, as adjusted for items sold or replaced in the ordinary course of business from the date of such consolidated financial statements until the date hereof or as of the Closing, as applicable, are properly valued in accordance with GOB and are of a quality and quantity currently useable and saleable in the ordinary course of business. The accounts receivable reflected in the consolidated financial statements of Peter Wolters for the year 2003, as adjusted for accounts receivable paid in the ordinary course of business from the date of such consolidated financial statements until the date hereof or as of the Closing, as applicable, (i) have been recorded in accordance with revenue recognition policies in compliance with GOB and the historic revenue recognition policies of Peter Wolters AG and its Subsidiaries and, to the best of Sellers' knowledge, (ii) are valid and fully enforceable as to the face amount thereof and (iii) are not subject to any right of offset in favor of the relevant obligor. The adjustments for doubtful accounts receivable reflected in the consolidated financial statements of Peter Wolters AG for the year 2003 were established in compliance with GOB.

(10) Between December 31, 2003 and the date of this Agreement, there has been no material adverse change in the business of Peter Wolters AG and its Subsidiaries, in particular in its condition, financial or otherwise, assets, liabilities, reserves, or operations. Between December 31, 2003 and the Closing: (i) the Companies have been operated in the ordinary course of business, and (ii) the Companies have not incurred any liabilities other than those incurred in connection with the transactions contemplated herein or in the ordinary course of their business operations, consistent with past practices, and (iii) there have been no dividend payments and no dividend resolutions on the level of Peter Wolters AG with the exception of dividend payments in the aggregate gross amount of Euro 1,120,000.00 made by the Company to the Sellers prior to the date of this Agreement pursuant to a shareholders' resolution dated May 26, 2004. To the best of Sellers' knowledge, the forecast prepared by Peter Wolters AG and attached as EXHIBIT 5.10 to this Agreement has been prepared with the care of a careful and diligent business man (Sorgfalt eines ordentlichen und gewissenhaften Geschaftsleiters) within the meaning of Section 93 para. 1 sentence 1 AktG.

(11) The Companies have not issued or entered into any guarantee, letter of comfort, or any other agreement of a similar nature, and the Companies are not liable for, and they are not securing, any third-party obligations, in particular any of the Sellers' obligations, other than those disclosed in
      EXHIBIT 5.11 to this Agreement.

(12) EXHIBIT 5.12 to this Agreement contains a complete and correct list of all real estate (i) owned or (ii) leased or otherwise occupied by one of the Companies or its predecessors as of the Closing Date or within the last five years.

      The real estate and buildings presently used by Peter Wolters AG or any of the Subsidiaries, are, however, with respect to the real estate and buildings presently used by the Foreign Subsidiaries only to the best of Sellers' knowledge, free of any material pollution of soil, groundwater or any other environmental pollution of material effect for the curing and cleaning up of which any Peter Wolters AG or its German Subsidiaries could be held liable. Each of the Companies has, however, with respect to the real estate and buildings presently used by the Foreign Subsidiaries only to the best of Sellers' knowledge, complied at all times and in all material respects with all applicable environmental laws and regulations. No environmental claims have been made or threatened to be made in connection with the business of any of the Companies which could give rise to losses, damages, expenses or liabilities. To the best of Sellers' knowledge all waste arising in the course of the business of each of the Companies has been properly treated and disposed of in accordance with applicable legislation and regulations.

(13) With the exception of the customary reservation of title of suppliers as well as customary security rights of banks granted in the ordinary course of business, each of the Companies has full and unrestricted title, or is otherwise legally entitled to use, all assets, whether tangible or intangible, which are material for their business as presently conducted. With this reservation all assets owned by the Companies are free and clear of any third party rights except as set forth in EXHIBIT 5.13 to this Agreement. All of the fixed assets owned or used by the Companies are in good operating condition, however, subject to normal wear and tear.

(14) To the best of Sellers' knowledge, none of the Companies has sold or provided any product or service which does not in all material respects comply with all applicable laws, regulations or contractual standards at the time of delivery or performance (as the case may be), or which at the time of delivery or performance (as the case may be) is or was not capable of being efficiently and properly used for the purposes for which it was produced and/or sold, or which is or was not in accordance with any representation, guarantee or warranty, express or implied, given in respect of it by the relevant Company which would expose the relevant Company to any criminal or other sanction under law or contract or to any liability. The amounts reserved for warranty obligations of Peter Wolters AG and its Subsidiaries in the consolidated financial statements referenced in para. 8 above are adequate according to GOB.

(15) Peter Wolters AG and the German Subsidiaries own or are otherwise entitled to use any and all Intellectual Property Rights which are material and required to operate their business as presently conducted and to manufacture, sell or otherwise provide any products or services for which revenue is included in the forecast attached as Exhibit 5.10 to this Agreement. "INTELLECTUAL PROPERTY RIGHTS" shall mean patents, patent applications, trade marks, service marks, applications of the foregoing to register, know-how and trade secrets. None of the Intellectual Property Rights which is material and reasonable required to operate the business of Peter Wolters AG or the German Subsidiaries has lapsed, has been abandoned or is subject to any pending opposition or cancellation proceeding before any registration authority in any of the jurisdictions listed in EXHIBIT 5.15 a) to this Agreement. To the best of Sellers' knowledge, no third party is infringing on any of the Intellectual Property Rights material and reasonable required to operate the business of Peter Wolters AG or the German Subsidiaries, except as disclosed in
      EXHIBIT 5.15 b) to this Agreement. None of the Intellectual Property Rights used by Peter Wolters AG and the German Subsidiaries and none of their products infringes on, and, except as disclosed in EXHIBIT 5.15 c) to this Agreement, no third party has asserted that any such products or activities infringe on, any material Intellectual Property Rights of any third party. No claims have been made or threatened, and there is no basis for any claims by employees or former employees of any of Peter Wolters AG and the German Subsidiaries under any statutory or contractual inventor compensation provision, except for potential statutory claims of (actual or former) employees listed in EXHIBIT 5.15 d) to this Agreement. Except as disclosed in item 9 of Exhibit 5.16 a) to this Agreement, no licenses have been granted to or by any of Peter Wolters AG and the German Subsidiaries with respect to its Intellectual Property Rights. Each of the employees listed in EXHIBIT 5.15 e) to this Agreement is bound to confidentiality obligations and to assign any and all inventions to the respective Company made in the course of his employment.

(16) The execution and consummation of this Agreement and the transactions contemplated hereby do not violate any undertakings or obligations of any of the Companies under a Material Agreement (as defined below) and does not require the consent of any third party as a result of any undertaking or obligation of any of the Companies under a Material Agreement. EXHIBIT
      5.16 a) to this Agreement contains a complete and correct list of all Material Agreements to which any of the Companies is a party to. None of the Companies is in violation of or in default with any material obligations under any of the

      Material Agreements. None of the Material Agreements could be terminated or could become terminable or create additional material obligations or encumbrances of any of the Companies as a result of the transactions contemplated by this Agreement. "MATERIAL AGREEMENTS" shall be those kind of agreements described in EXHIBIT 5.16 b) to this Agreement. To the best of Sellers' knowledge, none of the Companies' customers, suppliers or employees will terminate or is likely to terminate or otherwise disrupt the relationship with any of the Companies.

(17) All material public or private permits and licenses (including, without limitation, all environmental licenses) required for the conduct and continuance of the business of any of the Companies in the jurisdiction in which they have their respective (registered) office and in the manner in which such business has been carried out in the respective jurisdiction so far have been properly obtained and are in full force and effect, and, to the best of Sellers' knowledge, have been fully complied with in all material respects, subject only to the general statutory right of any governmental authority to revoke or restrict any such permits or licenses. No revocation or restriction is pending or threatened nor, to the best of Sellers' knowledge, are there any circumstances which indicate that any such revocation or restriction will in whole or in part occur after the date of this Agreement.

(18) To the best of Sellers' knowledge, all business equipment, installations and buildings used by any of the Companies meet public safety and license regulations. No judgments, orders or decisions have been served or threatened which could result in further financial expenditures or limitations and restrictions of the operations of any of the Companies.

(19) EXHIBIT 5.19 a) (i) to this Agreement contains a complete and correct list of all bonuses and other payments payable by the Company or any of its Subsidiaries to the management, employees, members of the supervisory board or any other advisory body and/or advisors. EXHIBIT 5.19 a) (ii) contains a complete and correct list of any bonuses or other payments with respect to the 200-year anniversary of Peter Wolters AG, which shall be resolved and shall become payable by the respective Companies after the implementation of the bonus schemes set forth therein pursuant to Section 9 below, and any costs and expenses with respect to the celebration of the 200-year anniversary of Peter Wolters AG. EXHIBIT 5.19 b) to this Agreement contains a complete and correct list of all employees of the Companies as of the date of this Agreement, setting forth their respective name, age, starting date of employment, annual salary, any increase of any salary within the last twelve months, additional benefits, and pension entitlements/obligations. Except as disclosed in EXHIBIT 5.19 c) to this Agreement, the Companies are not subject to any collective bargaining agreement (Tarifvertrag), be it directly or by means of continuing effect (Nachwirkung), or any workers' council agreement (Betriebsvereinbarung). The workers' council agreement relative to RIWO-Drahtwerk is fully consummated and no further costs will be incurred in connection therewith. Except as disclosed in EXHIBIT 5.19
      d) to this Agreement there are no pension plans, old-age plans, health insurance plans, arrangements for redundancy payments or similar arrangements with employees or former employees in excess of any statutory rights, except for tax advantageous direct insurances (steuerbegunstigte Direktversicherung mit oder ohne Gehaltsumwandlung). The amounts reserved in the consolidated financial statements of Peter Wolters AG for the year 2003 are in full compliance with GOB. Except as stated below or in Exhibit
      5.19 c) to this Agreement, none of the Companies is a member to an employer's association (Arbeitgeberverband). Peter Wolters AG has terminated its membership in the employer's association Nordmetall effective as of September 8, 2003. Since October 1, 2003 Peter Wolters AG is a member of the employer's association AGV Nord, Allgemeiner Verband der Wirtschaft Norddeutschlands e.V. Such membership does not and will not result in any of the Companies being subject to any collective bargaining agreement (Tarifvertrag).

(20) EXHIBIT 5.20 to this Agreement contains a complete and correct list of all insurance arrangements entered into with respect to any of the Companies or their business.

(21) EXHIBIT 5.21 to this Agreement contains a complete and correct list of all public grants and other public subsidies paid or agreed to be paid to, or applied for by, any of the Companies. Neither of the Companies has done or agreed to do anything which could result in a repayment of any public subsidies. Except as disclosed in EXHIBIT 5.21 to this Agreement, none of the transactions contemplated hereunder will or can result in such repayment obligations.

(22) There is no labor strike or other work stoppage of employees of any of the Companies currently in effect, and to the best knowledge of the Seller, none is threatened.

(23) Except as disclosed in EXHIBIT 5.23 to this Agreement, there is no claim, action, suit, or proceeding pending and, to the best knowledge of Sellers, threatened, involving any of the Companies (including any governmental or arbitration proceedings).

(24) EXHIBIT 5.24 to this Agreement contains a complete and correct list of all bank accounts of all of the Companies including the persons authorized to sign for them with respect to these bank accounts.

(25) EXHIBIT 5.25 to this Agreement contains a complete and correct list of all powers of attorneys issued by any of the Companies which are currently in force.

(26) All accounting records and systems and any other information technology systems and related software used by any of the Companies are recorded, stored, maintained or operated or otherwise held by the Companies and are not, with the exception of communications systems, wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of any of the Companies. All Companies are licensed to use all software necessary to enable them to continue to use their computerized records for the foreseeable future in the same manner in which they had been used prior to the date of this Agreement.

(27) The Corporate Reorganizations have been prepared and consummated in accordance with all applicable laws and do not result in any liabilities (including tax liabilities not provided for in the financial statements as of December 31, 2003) except for any tax liabilities, which are a result of corporate reorganizations pursuant to UmwG or other measures made or undertaken by the Purchaser after the Closing and which have a retroactive effect (steuerliche Ruckwirkung).

(28) To the best of Sellers' knowledge, all material information relating to the Companies and their businesses submitted to the Purchaser by the Sellers or the Companies is true and correct and not misleading. To the best of Seller's knowledge, the Sellers and the Companies have not withheld any material information that a reasonable purchaser would need to know. The Sellers are not aware of material facts or circumstances which in the future could have a material adverse effect on any of the Companies and their respective business operations with the exception of general developments of the economy, the markets, the volatility in the capital equipment sector and unforeseen world events.

                                    SECTION 6
                                 LEGAL REMEDIES

(1) If one of the Sellers' guarantees in this Agreement is partially or wholly incorrect or is not fulfilled, the Purchaser may demand that it be put in the position in which it would be had the guarantee been correct or fulfilled. The Purchaser may, however, only assert claims for damages if it has previously requested on the Sellers in writing to establish the guaranteed status within a reasonable period - one month at least - and if such period has expired without the guaranteed status having been established, unless the Sellers have rejected to establish the guaranteed status or it is impossible to establish such status. If the Purchaser's damage is that third parties assert or make a claim against one of the Companies contrary to a guarantee, the Sellers may also comply with such claim by undertaking to indemnify the affected Company.

(2) With regard to the guarantee pursuant to Section 5 para. 4 above, each Seller shall be liable only for the respective Peter Wolters Shares sold by him or it. Any liability of the other Sellers shall be excluded to such extent. With the exception of any liability of the Sellers under Section 7 below, for which Section 7 para. 6 below shall apply, the Sellers shall be jointly and severally liable ("gesamtschuldnerische Haftung") only within the amounts set forth in para. 5 below with regard to any other guarantees provided for in this Agreement.

(3) The Purchaser may only claim damages from the Sellers on the basis of violations of guarantees under this Agreement if the amount of such claims exceeds Euro 500,000.00 in the aggregate, provided, however, that, the foregoing threshold shall not apply for any violation of the guarantees contained in Section 5 para. 4 and Section 5 para. 19 sentences 1 and 2 above. If the claims (individually or in the aggregate) exceed the minimum amount of Euro 500,000.00, the Purchaser may claim for the full amount of the loss (Freigrenze). In the event that any of the employees listed in
      Exhibit 5.15 d) to this Agreement makes a claim under statutuory inventor compensation provisions, the Sellers shall indemnify the Purchaser and/or any of the Companies against such claim provided, however, that the liability of the Sellers shall be limited to an amount of Euro 50,000.00 per employee. For the avoidance of doubt it is clarified that "double-recovery" is excluded. In particular the Purchaser shall have no claim for damages if and to the extent that

      a) Peter Wolters AG has made adequate provisions in the consolidated financial statements for the year 2003 or the Transfer Financial Statements (in the latter case, however, only to the extent that such provisions had to be made in accordance with GOB and past practice and (i) were also made in the consolidated financial statements for the year 2003 or (ii) could not be made in the consolidated financial statements for the year 2003 and the basis for them has occurred in the ordinary course of business after December 31, 2003 and - to the extent Sellers had actual knowledge thereof - has been disclosed to the Purchaser prior to the execution of this Agreement), or

      b) insurance coverage repays Purchaser or the respective Company for the loss incurred, in either case, for the guaranteed circumstances, or

      c) a breach of guarantee given or undertaken by the Sellers in this Agreement at the same time results in a reduction of the consolidated equity as per the Transfer Date under the amount as guaranteed in Section 4 para. 3 above and has lead to a Purchase Price Adjustment.

(4) Sections 442 BGB and 377 HGB shall not apply. In particular, any Purchaser's claim can be made even if the Purchaser was aware, or could have been aware, of the fact that a Sellers' guarantee was not correct. However, the Purchaser and Novellus acknowledge to the Sellers that neither of them nor their advisers have actual knowledge (free of any doubt) that a Sellers' guarantee under this Agreement is incorrect or misleading.

(5) The aggregate liability of the Sellers in respect of claims arising from a violation of guarantees pursuant to Section 5 para. 1 to 7 above is limited to the Aggregate Purchase Price or the Adjusted Aggregate Purchase Price, as the case may be, however, subject to the proviso that the individual maximum liability of each Seller shall be limited to that portion of the Aggregate Purchase Price, or Adjusted Aggregate Purchase Price, if applicable, which corresponds with the interest of such Seller in Peter Wolters AG in accordance with the Sellers List. The aggregate liability of the Sellers in respect of claims arising from a violation of any other guarantee contained in Section 5 above is limited to an amount equal to the Escrow Amount pursuant to Section 4 para. 4 above, however, subject to the proviso that the maximum aggregate liability of the Sellers in respect of claims arising from a violation of any other guarantee contained in Section 5 above and all other guarantees or indemnities under this Agreement (except for guarantees pursuant to Section 5 para. 1 to 7 above to which sentence 1 above applies) shall in no event exceed an amount equal to 150 % of the Escrow Amount, i.e. Euro 18,675,000.00 (in words: eighteen million six hundred seventy five thousand).

(6) To the extent legally permissible, any claims by the Purchaser against the Sellers under this Section 6 in connection with Section 5 above shall be barred as follows:

      a) any claims resulting from an incorrect statement under Section 5 para. 11, 12, 13, 15, 19, 21, 23, or 27 above shall be barred after three years after the Closing Date;

      b) any claims resulting from an incorrect statement under Section 5 para. 1, 2, 3, 4, 5, 6, or 7 above shall be barred after ten years after the Closing Date;

      c) all other claims of the Purchaser against the Sellers under this Agreement for breach of a guarantee in Section 5 above that are not described in lit. a) and b) above shall become barred one year after the Closing Date.

(7) The aforementioned limitation periods shall be suspended (gehemmt) if the Purchaser informs the Sellers in writing within the limitation period that it will assert a claim and thereby, to the extent possible, states the amount of the claim (or an estimate thereof) and briefly sets out the reasons for the claim, provided that the Purchaser, within a further period of six months after the sending of such written notification, brings an action or takes other measures pursuant to Sections 203 and/or 204 BGB that suspends the running of the limitation period.

(8) Unless expressly stated otherwise, any liability under this Section 6 in connection with any incorrect statement under Section 5 above shall not require any knowledge and/or any fault on the side of any of the Sellers.

(9) If any of the statements under Section 5 above are subject to the "best knowledge of Sellers", the actual knowledge of any of the Sellers or any of the management (Vorstand) of

      Peter Wolters AG or the ignorance due to gross negligence ("Kennen mussen") of any of such persons shall be, within the limits of para. 5 above, relevant. In any event, best knowledge of the management of Peter Wolters AG includes such knowledge which the management could have obtained by applying the standard of care of a careful and diligent business man (Sorgfalt eines ordentlichen und gewissenhaften Geschaftsleiters) within the meaning of Section 93 para. 1 sentence 1 AktG.

(10) Any claims of the Purchaser against the Sellers under this Agreement or by law - whatever their legal grounds may be - which go beyond the obligations and guarantees of the Sellers contained in this Agreement are excluded unless liability is mandatory by law or the Sellers acted with intent or gross negligence. Save for the provision set out in Section 4 above, claims on the part of the Purchaser for a reduction of the purchase price or rescission as a result of avoidance due to error or withdrawal from the Agreement are expressly excluded. The aforementioned guarantees of the Sellers are the final and exclusive representations and warranties under this Agreement and no further representations or warranties have been provided by the Sellers. The Sellers shall assume no further guarantees beyond those in this Agreement. In particular the Sellers shall assume no liability for a given value or profitability of the Sellers Shares. No guarantee is made as to the future performance of the Companies or to any financial projection provided to the Purchaser, except as contained in the last sentence of Section 5 para. 10 above.

(11) According to the mutual understanding and joint intent of the Purchaser and the Sellers the guarantees of the Sellers under this Agreement shall not be regarded as a guarantee of a certain condition or quality ("Beschaffenheitsgarantie") within the meaning of Section 444 BGB but are exclusively granted and limited upon an agreement between the parties according to Section 311 para. 1 BGB.

                                    SECTION 7
                                      TAXES

(1) In addition to the guarantees contained in Section 5 above, the Sellers hereby guarantee to the Purchaser by means of an independent guarantee (selbststandiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB that the following statements are correct:

      a) All returns relating to taxes including any employee withholding taxes (einzubehaltene Lohnsteuer), social security contributions, duties, public charges and levies of all kinds (hereinafter referred to as "TAXES AND OTHER CHARGES") relating to periods ending on or before the Closing Date which are required to have been filed by or with respect to any of the Companies have been duly and timely filed on or prior to the due date and all Taxes and Other Charges shown to be due on such returns for which any of the Companies is liable have been timely paid.

      b) To the best of Sellers' knowledge, EXHIBIT 7.1 b) to this Agreement contains a correct description of Peter Wolters AG's corporation tax credit (Korperschaftsteuerguthaben) and the tax losses (steuerliche Verlustvortrage) of Peter Wolters AG and Peter Wolters KG as of December 31, 2003, respectively.

      c) Except as disclosed in EXHIBIT 7.1 c) (i) to this Agreement, there is no action, suit or investigation, claim or assessment pending or, to the best knowledge of the Sellers, threatened with respect to Taxes and Other Charges relating to any of the Companies. EXHIBIT
            7.1 c) (ii) to this Agreement contains a complete and correct list of the last tax audits performed with respect to Peter Wolters AG and its German Subsidiaries. Except as disclosed in EXHIBIT 7.1 c)
            (iii) to this Agreement, none of Peter Wolters AG and its German Subsidiaries has received any written ruling (verbindliche Auskunft) regarding Taxes and Other Charges or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any authority which would affect its situation with respect to Taxes and Other Charges. Section 6 para. 1 above applies mutatis mutandis.

(2) Notwithstanding Sections 5 and 6 and para. 1 above, and in addition thereto, the Sellers shall indemnify (freistellen) the Purchaser and/or any of the Companies from any and all outstanding Taxes and Other Charges (including delinquency payments, interests, surcharges on delay and administrative fines and similar additions as well as any taxes, costs and expenses associated therewith) relating to any periods ending on or before December 31, 2003 for which any of the Companies is made liable, if, to the extent and at the time any of the Companies is obliged to pay such Taxes and Other Charges, irrespective whether such Taxes and Other Charges are known or unknown as of the Closing. The same shall apply with respect to constructive dividend distributions (verdeckte Gewinnausschuttungen) occuring in or resulting from the period between December 31, 2003 and the Closing Date. The Sellers, however, grant neither a guarantee nor an indemnity to the Purchaser and/or the Companies with regard to the tax treatment of the post Closing bonus payments and payment of other amounts pursuant to Section 9 below.

      Accruals made for Taxes and Other Charges in the financial statements for the year 2003 referenced in Section 5 para. 8 above as well as any tax relief or other advantage in the same or the subsequent fiscal years realized as a consequence of such Taxes and Other Charges to be indemnified against shall be credited against such liabilities by the net present value of such tax relief or advantage, provided however that the net present value shall be computed at a discount rate of 5 % p.a. The same shall apply to any refunds or reduction of taxes with respect to assessment periods up to the Closing which are not included in the financial statements for the year 2003 referenced in Section 5 para. 8 above.

(3) Any claims under para. 1 and/or 2 above shall become barred after the expiration of six months after the relevant assessment for the relevant Taxes and Other Charges and the relevant period or such other assessment or order or decision has become final and non-appealable. Section 6 para. 7 above applies mutatis mutandis to these claims.

(4) For the avoidance of doubt, it is expressly agreed that Section 6 para. 3 sentences 1 and 2 and para. 5 above do not apply, whereas Section 6 para. 3 sentences 3 and 4 and para. 4, para. 8, 9, 10 and 11 above do apply mutatis mutandis to any claims under para. 1 and/or 2 above.

(5) The aggregate liability of the Sellers in respect of any claims pursuant to this Section 7 is limited to an amount equal to the Escrow Amount pursuant to Section 4 para. 4 above, however, subject to the proviso that, with the exception of the maximum liability of the Sellers in respect of claims arising from a violation of any guarantees contained in Section 5 para. 1 to 7 above, for which Section 6 para. 5 sentence 1 above shall apply, the maximum aggregate liability of the Sellers in respect of claims arising from a violation of this Section 7 and all other guarantees and indemnities under this Agreement shall in no event exceed an amount equal to 150 % of the Escrow Amount, i.e. Euro 18,675,000.00 (in words: eighteen million six hundred seventy-five thousand).

(6) With regard to the guarantees pursuant to para. 1 above and the indemnity obligations pursuant to para. 2 above the Sellers shall be jointly and severally liable ("gesamtschuldnerische Haftung") only within the amounts as set forth in para. 5 above.

(7) The parties will cooperate and use their respective best efforts to ensure that, as soon as possible after the date of this Agreement, separate tax audits of Peter Wolters AG and its German Subsidiaries shall take place covering the period up to December 31, 2003. The Purchaser shall inform the Sellers in writing immediately about any tax audits, any correspondence or other contacts with the tax authorities relating to the period until and including the Closing Date. Any tax audits, correspondence or other contacts with the tax authorities shall be prepared and conducted by Peter Wolters AG and each of its German Subsidiaries, as the case may be, giving full access to the Sellers and/or their advisors (including, but not limited to legal and tax advisors) to participate in such tax audits and to challenge (following consultation with the Purchaser as to the form and content of such challenge and taking into account the Purchaser's reasonable interests) any findings and/or assessments of the tax authorities, which relate to the time up to December 31, 2004 and which could result in any Sellers' liability. The Purchaser shall also procure that, to the extent legally permissible, the tax returns of the Companies for the fiscal year 2004 are made consistent with prior tax returns. All items of the tax balance sheet shall be agreed upon between the Purchaser and the Sellers to the extent they might affect Sellers' position under this Agreement.

      Until any of the Companies has received an assessment notice or after it has received an assessment notice pursuant to which, would it become non-appealable (bestandskraftig), the Purchaser would have a claim against the Sellers under this Agreement,

      a) any agreements and understandings with the tax authorities shall be agreed upon between the Purchaser and the Sellers. Should the Purchaser and the Sellers not be able to reach such agreement within a reasonable time period, the respective Company and/or the Purchaser shall take such action (Einspruch und/oder Klage), which is reasonably requested by the Sellers to challenge the tax assessments. The Purchaser shall provide and shall procure that the respective Company provides such information as is reasonably requested by the Sellers for this purpose;

      b) the Purchaser shall procure that the respective Company shall take such action as the Sellers may reasonably request by notice in writing to the Purchaser to avoid, dispute, defend, resist, appeal or compromise any Tax or Other Charges claim (hereinafter referred to as "TAX DISPUTE") and in case the Sellers give such notice

            (i) the Purchaser shall procure that the Tax Dispute is not settled or otherwise compromised without the Sellers' prior written consent, and

            (ii) the Purchaser shall provide and procure that the respective Company provides such information as is reasonably requested by the Sellers for this purpose.

            The costs of any such legal proceedings and actions shall be borne and advanced by the Sellers provided that such tax assessment gave cause for such a request by the Sellers.

      c) Any breach of the obligations of the Purchaser set forth in this para. 7 shall exclude any claims of the Purchaser against the Sellers pursuant to this Section 7 with respect to the issue in relation to which the breach was committed to the extent the breach has adversely affected Sellers' position under this Agreement.

(8) If tax assessments, in particular as a consequence of tax audits, lead to a change in tax valuations in the balance sheet of any of the Companies for assessment periods up to December 31, 2003, this shall have no influence on the Aggregate Purchase Price pursuant to Section 4 above.

                                    SECTION 8
                  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

The Sellers hereby agree to procure that, pending the Closing Date and except as otherwise agreed by the Purchaser in writing, the following will take place:

(1) The Companies will carry on their business diligently and substantially in the same manner as presently conducted. They shall not institute any new methods of management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business and consistent with past practice.

(2) The Companies will conduct their business in a way that the statements contained in Section 5 above are correct as of the Closing Date, save for any changes or deviations which are the result of the continuing business operations in the ordinary course of business.

(3) Neither will the Sellers cast their vote to pass a dividend resolution of Peter Wolters AG nor will Peter Wolters AG pay any dividends to its shareholders other than dividends set forth in Section 5 para. 10 above.

(4) KPMG as advisors will continue to assist Peter Wolters AG to reconcile its results for future US reporting purposes as consolidated statements under US generally accepted accounting principles (US-GAAP) for the calendar year 2003, for each of the calendar quarters of the year 2003 and for the first calendar quarter of 2004.

                                    SECTION 9
            POST-CLOSING BONUS PAYMENTS, DIVIDENDS AND OTHER AMOUNTS

(1) Following the Closing, Novellus and the Purchaser shall procure that the Companies timely and fully pay those bonuses, payments and other expenses set forth in Exhibit 5.19 a) (i) to this Agreement (relating to bonus payments to be made by the Company or Peter Wolters KG, as the case may be, to the management) and Exhibit 5.19 a) (ii) to this Agreement (relating to the bonus schemes for employees of the Companies with respect to the 200-year anniversary of Peter Wolters AG) in amounts set forth therein. Novellus and the Purchaser shall procure that the Companies adopt the resolutions and take all measures which are necessary to make the bonus payments to the management as set forth in Exhibit 5.19 a) (i) to this Agreement and to implement the bonus schemes to employees of the Companies as set forth in
      Exhibit 5.19 a) (ii) to this Agreement. The parties agree that - with the exception of the bonus payments to the management set forth in Exhibit
      5.19 a) (i) to this Agreement, for which a corresponding reserve (Ruckstellung) in the same amount shall be made - with respect to the bonuses, payments and other expenses as set forth in Exhibit 5.19 a) (ii) to this Agreement neither a corresponding reserve shall be made nor any liability shall be shown in the Transfer Financial Statements.

(2) For the avoidance of doubt, it is expressly agreed that the dividend payments in the aggregate amount of Euro 1,120,000.00 made by the Company to the Sellers prior to the date of this Agreement pursuant to a shareholders resolution dated May 26, 2004 shall be taken into account as liability in the Transfer Financial Statements.

                                   SECTION 10
                                     CLOSING

(1) On June 28, 2004, or on such other date as may be mutually agreed upon in writing by the Sellers and the Purchaser (herein also referred to as the "CLOSING DATE"), the consummation of the transactions contemplated hereby (herein also referred to as the "CLOSING") shall occur at the offices of Taylor Wessing located at Neuer Wall 44, 20354 Hamburg, Federal Republic of Germany, or at such other place as may be mutually agreed upon in writing by the Sellers and the Purchaser.

(2)   At the Closing, the following acts shall take place concurrently:

      a)    Execution of a transfer agreement on the Sellers Shares as per
            Exhibit 3.1 to this Agreement and delivery of the global share certificates for all Peter Wolter Shares from the Sellers to the Purchaser;

      b) Payment by the Purchaser of the Aggregate Purchase Price in cash to the Sellers pursuant to Section 4 above and subject to lit. c) below;

      c) Payment by the Purchaser of the Escrow Amount to the escrow agents specified in the Escrow Agreement.

      d) Hand-over by the Sellers of letters of Messrs. H.J. Bovensiepen, D. Knipping, O. Meuser, B. Kloft and L. Rehfeldt containing their resignation from office as members of the supervisory board of Peter Wolters AG to the Purchaser;

      e) Delivery of a written statement of release by the creditor regarding the share pledges as listed in Exhibit 5.4 to this Agreement to the Purchaser.

      f) Delivery of a written statement of release by Deutsche Bank AG regarding securities granted by Peter Wolters AG in favor of Seller 1 and delivery of evidence that the accounting by Peter Wolters AG for Seller 1 shall be terminated as per December 31, 2004 and that Mr. H.J. Bovensiepen's right to a company car has terminated at the Closing at the latest without any further obligations of any of the Companies.

(3) At the end of the Closing session the parties shall mutually confirm to each other in writing if and when the acts to be carried out during the Closing have been performed.

(4) Immediately after the Closing, the Purchaser shall hold an extraordinary shareholder meeting of Peter Wolters AG in which the election of the new members of the supervisory board of Peter Wolters AG (to be nominated by the Purchaser) shall be resolved.

(5) For purposes of this Agreement, the Sellers represent and guarantee to the Purchaser and Novellus that Peter Wolters AG and its Subsidiaries did not have consolidated sales in Germany within the meaning of Section 35 para. 1 no. 2 of the German Act against Competition Restraints (Gesetz gegen Wettbewerbsbeschrankungen - GWB; hereinafter also referred to as "GWB") in the year 2003 in excess of Euro 25,000,000.00. For purposes of this Agreement, the Purchaser and Novellus represent and guarantee to the Sellers that Novellus and its subsidiaries did not have consolidated sales in Germany within the meaning of Section 35 para.1 no. 2 GWB in the year 2003 in excess of Euro 25,000,000.00. On this basis, the parties agree that the transactions contemplated hereby do not require notification of the German Federal Cartel Office (Bundeskartellamt) and that their consummation at the Closing does not violate Section 41 para. 1 sentence 1 GWB. For purposes of this Agreement, the Sellers furthermore represent and guarantee to the Purchaser and Novellus that Peter Wolters AG and its subsidiaries did not have consolidated sales in or into the United States of America in the year 2003 in excess of US-$ 50,000,000.00 and do not have assets in the United States of America in excess of US-$ 50,000,000.00. On this basis, the parties agree that the transactions contemplated hereby do not require any filings under the Hard-Scott-Rodino Act of the United States of America and that their consummation at the Closing does not violate any applicable US federal or state antitrust laws.

                                   SECTION 11
          NON-COMPETITION AND OTHER COVENANTS OF SELLERS AND PURCHASER

(1) For a period of two years following the Closing Date, neither of the Sellers shall compete with any of the Companies in their present business and their present regional markets, neither directly nor indirectly nor by acting as a consultant or holding an interest, directly or indirectly, in any company which competes with any of the Companies. In case of violation of this non-compete obligation, any Seller which is in breach of such obligation shall pay, upon request, a contractual penalty (Vertragsstrafe) in the amount of Euro 200,000.00 to the Purchaser for each and every violation. Any violation for a period of more than four weeks shall be deemed for purposes of this provision to be a separate violation. The right to claim damages, to file a petition for a preliminary injunction and any other rights of the Purchaser shall remain unaffected. Any purely financial investment of the Sellers in publicly listed companies which does not exceed a participation of 2 % of the registered (issued) share capital of such company shall be exempt from this non-competition covenant.

(2) Except as required by law or by any governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of any of the Sellers or the Purchaser without the prior written approval of the Purchaser and the Sellers Representative, such approval not to be unreasonably withheld or delayed.

(3) Novellus and the Purchaser intend to, but are in no way bound to, make an election under Section 338 of the Internal Revenue Code of the United States of America with respect to the purchase of the Peter Wolters Shares as well as for its non-U.S. subsidiaries.

                                   SECTION 12
         SELLERS REPRESENTATIVE, PURCHASER'S AND NOVELLUS' PROCESS AGENT

(1) The Sellers hereby irrevocably appoint Seller 1 as their representative (herein also referred to as "SELLERS REPRESENTATIVE") for all matters in connection with this Agreement.

(2) The Sellers Representative is hereby irrevocably authorized by any and all Sellers to act as their representative for all matters under or in connection with this Agreement (including the Escrow Agreement). As such representative, Sellers Representative is entitled to make and receive any and all binding statements and commitments and to enter into any and all agreements which it deems to be reasonable. In case of a legal dispute in connection with this Agreement (including the Escrow Agreement) the Sellers Representative shall act as process agent (rechtsgeschaftlich bestellter Vertreter) of the Sellers within the meaning of Sections 171, 174 of the German Code of Civil Procedure (Zivilprozessordnung - ZPO; hereinafter also referred to as "ZPO"). Any conflicting acts or statements by any of the Sellers shall be of no effect in the relationship to the Purchaser.

(3) The Purchaser and Novellus each hereby irrevocably appoint their German counsel in this transaction, the Partnerschaft Flick Gocke Schaumburg, Johanna-Kinkel-Strasse 2 - 4, 53175 Bonn, to act as their respective process agent (rechtsgeschaftlich bestellter Vertreter) within the meaning of Sections 171, 174 ZPO in case of a legal dispute in connection with this Agreement (including the Escrow Agreement).

                                   SECTION 13
                                     NOTICES

(1) Unless agreed to otherwise in this Agreement, any notices under or in connection with this Agreement, in order to be valid, shall be in writing in the English language and addressed to:

      a)    If to Purchaser and/or Novellus:

            Johanna 34 Vermogensverwaltungs GmbH
            (to be renamed NHL Acquisition Sub GmbH)

            if before Closing:

            Johanna-Kinkel-Stra(beta)e 2-4
            53175 Bonn
            Federal Republic of Germany
            Fax: ++49-228-9594-100

            if after Closing:

            Busumer Stra(beta)e 96
            24768 Rendsburg
            Federal Republic of Germany
            Fax: ++49-4331-458-205

            and

            Chief Financial Officer
            Novellus Systems, Inc.
            4000 North First Street
            San Jose, CA 95134
            USA
            Fax: ++1-408-943 3448

            with a copy (for information purposes only) to:

            Michael C. Phillips
            Morrison & Foerster LLP
            755 Page Mill Road
            Palo Alto, CA 94304-1018
            USA
            Fax: ++1-650-494-0792
            and

            Dr. Stephan Gockeler
            FLICK GOCKE SCHAUMBURG
            Johanna-Kinkel-Stra(beta)e 2-4
            53175 Bonn
            Federal Republic of Germany
            Fax: ++49-228-9594-100

      b)    If to Sellers:

            Sellers Representative
            Peter Wolters Stiftung,

            if before Closing:

            Busumer Stra(beta)e 96
            24768 Rendsburg
            Federal Republic of Germany
            Fax: ++49-4331-458-205

            if after Closing:

            Kanalufer 222
            24768 Rendsburg
            Federal Republic of Germany
            Fax: ++49-4331-22468

            with a copy (for information purposes only) to:

            Bernhard Kloft
            Taylor Wessing
            Neuer Wall 44
            20354 Hamburg
            Federal Republic of Germany
            Fax: ++49-40-36803-280

            and

            Udo Hieber
            Hieber Vermogensverwaltungsgesellschaft mbH
            Eiderstra(beta)e 93
            24768 Rendsburg
            Federal Republic of Germany
            Fax: ++49-4331-458-205

(2) The Purchaser and the Sellers may designate other addressees by sending a notice in accordance with this Agreement to the other parties' representative, provided, however, that the Sellers can only designate one representative for all Sellers and, provided further, for the avoidance of doubt, that the Sellers and the Purchaser may not exchange their Sellers Representative, respectively, their process agent as specified in Section 12 para. 1, 2 and 3 without prior written consent of the Purchaser or the Sellers Representative, as the case may be, which consent shall not be unreasonably withheld.

(3) If this Agreement requires a notice or agreement in writing, the sending or exchange of documents by telefacsimile copy shall suffice. Any other means of transmission, in particular any electronic mail, do not suffice.

                                   SECTION 14
                            MISCELLANEOUS PROVISIONS

(1) This Agreement (including the attached Exhibits) constitutes the entire Agreement and supersedes all other prior agreements and undertakings both written and oral among the parties with respect to the subject matter hereof. Any changes and amendments to this Agreement (including this sentence 2 of this para. 1) shall be in writing in order to be legally effective. Notwithstanding the foregoing, the provisions of the Non-Disclosure Agreement between the parties hereto dated January 13, 2004 shall apply as if set forth herein in full length.

(2) Each party shall bear its own costs and expenses including, without limitation, its attorneys' fees. None of the costs allocable to the Sellers shall be borne by any of the Companies. The Sellers shall bear any and all cost resulting from their or any of the Company's engagement of any finder, investment bank or similar agent relative to the purchase of any or all of the Sellers Shares or to the business of any or all of the Companies. If any such cost or fees have been borne by any of the Companies, the Sellers shall promptly reimburse the respective Companies. Any amounts that have not been reimbursed on or prior to the Closing shall entitle the Purchaser to withhold such amounts out of the respective Sellers Share in the Aggregate Purchase Price. Any transfer taxes shall be borne by the Purchaser.

(3) Unless expressly stated otherwise in this Agreement, the Sellers shall not be jointly and severally liable (Gesamtschuldner) for any and all obligations of the Sellers under or in connection with this Agreement.

(4) This Agreement shall be governed by the substantive laws of the Federal Republic of Germany.

(5) To the extent legally permissible, the exclusive place of jurisdiction (ausschlie(beta)licher Gerichtsstand) for any and all claims arising out of or in connection with this Agreement shall be Hamburg, Federal Republic of Germany.

(6) If any provision of this Agreement shall be or become invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall remain unaffected. The invalid or unenforceable provision shall be deemed to be replaced by a valid and enforceable provision which, to the extent legally permissible, comes as close as possible to what the parties intended or would have intended if they had been aware of the invalidity or unenforceability. The same shall apply in the event that this Agreement contains a gap.

(7) This Agreement has been executed in an official English language version and an official German language version, each in 7 counterparts, all of which shall be one and the same instrument, and each of such counterparts shall have full force and effect. In case of a dispute on the accuracy of the translation the English language version shall prevail.

Rendsburg, June 2, 2004

/s/ David L. Celli
Johanna 34 Vermogensverwaltungs GmbH,
represented by David L. Celli

/s/ Richard S. Hill
Novellus Systems Inc.,
represented by Richard S. Hill

/s/ Hans-Joachim Bovensiepen
Peter Wolters Stiftung,
represented by Hans-Joachim Bovensiepen

/s/ Swantje Rehfeldt
Eider Vermogensverwaltungsgesellschaft mbH,
represented by Swantje Rehfeldt, born Bovensiepen

/s/ Hans-Joachim Bovensiepen
Bovensiepen Vermogensverwaltungsgesellschaft mbH,
represented by Hans-Joachim Bovensiepen,
pursuant to certified power of attorney dated May 26, 2004,
copy of which is attached to this Agreement

/s/ Hans-Joachim Bovensiepen
ROMERHOF Vermogensverwaltungsgesellschaft mbH,
represented by Hans-Joachim Bovensiepen,
pursuant to power of attorney dated May 26, 2004,
copy of which is attached to this Agreement

/s/ Udo Hieber
Hieber Vermogensverwaltungsgesellschaft mbH,
represented by Udo Hieber

LIST OF EXHIBITS

EXHIBIT 1.1:           GLOBAL SHARE CERTIFICATES

EXHIBIT 1.2:           SELLERS LIST

EXHIBIT 3.1:           TRANSFER AGREEMENT

EXHIBIT 4.2:           ACCOUNT OF TAYLOR WESSING AS TRUSTEE FOR SELLERS

EXHIBIT 4.4:           ESCROW AGREEMENT

EXHIBIT 5.2 a):        STATUTES AND OTHER CORPORATE DOCUMENTS

EXHIBIT 5.2 b):        EXCERPTS FROM THE REGISTERS OR EQUIVALENT DOCUMENTATION

EXHIBIT 5.4            SHARE PLEDGES

EXHIBIT 5.6:           ENTERPRISE AGREEMENTS

EXHIBIT 5.8: FINANCIAL STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS 2002 AND 2003

EXHIBIT 5.10:          FORECAST

EXHIBIT 5.11:          LIST OF ALL GUARANTEES ETC.

EXHIBIT 5.12:          LIST OF REAL ESTATE OWNED OR USED BY THE COMPANIES

EXHIBIT 5.13:          LIST OF THIRD-PARTY RIGHTS IN ANY ASSETS OF THE COMPANIES

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

EXHIBIT 5.15 a):       LIST OF JURISDICTIONS FOR PURPOSES OF INTELLECTUAL
                       PROPERTY RIGHTS

EXHIBIT 5.15 b):       INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS BY THIRD
                       PARTIES

EXHIBIT 5.15 c):       INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS ASSERTED BY
                       THIRD PARTIES

EXHIBIT 5.15 d):       BASIS FOR CLAIMS BY EMPLOYEES OR FORMER EMPLOYEES
                       REGARDING INVENTOR COMPENSATION

EXHIBIT 5.15 e):       LIST OF EMPLOYEES FOR PURPOSES OF INTELLECTUAL PROPERTY
                       RIGHTS

EXHIBIT 5.16 a):       MATERIAL AGREEMENTS

EXHIBIT 5.16 b):       DEFINITIONS OF MATERIAL AGREEMENTS

EXHIBIT 5.19 a) (i):   BONUSES TO THE MANAGEMENT.

EXHIBIT 5.19 a) (ii):  BONUSES AND OTHER PAYMENTS WITH RESPECT TO THE 200-YEAR
                       ANNIVERSARY

EXHIBIT 5.19 b):       LIST OF ALL EMPLOYEES AND RELEVANT DATA

EXHIBIT 5.19 c):       COLLECTIVE BARGAINING AGREEMENTS/WORKERS' COUNCIL
                       AGREEMENTS/MEMBERSHIPS IN EMPLOYER'S ASSOCIATIONS

EXHIBIT 5.19 d):       PENSION PLANS ETC.

EXHIBIT 5.20:          LIST OF ALL INSURANCES

EXHIBIT 5.21:          LIST OF ALL PUBLIC GRANTS AND OTHER SUBSIDIES

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

EXHIBIT 5.23:          LIST OF ALL PROCEEDINGS

EXHIBIT 5.24:          LIST OF ALL BANK ACCOUNTS WITH SIGNATORIES

EXHIBIT 5.25:          LIST OF ALL POWERS OF ATTORNEY

EXHIBIT 7.1 b):        LIST OF PETER WOLTERS AG'S AND PETER WOLTERS KG'S TAX
                       CREDITS AND TAX LOSSES

EXHIBIT 7.1 c (i)):    LIST OF PROCEEDINGS REGARDING TAXES AND OTHER CHARGES

EXHIBIT 7.1 c (ii):    LIST OF TAX AUDITS

EXHIBIT 7.1 c) (iii):  LIST OF RULINGS, AGREEMENTS AND NEGOTIATIONS REGARDING
                       TAXES AND OTHER CHARGES

                                      *****

NOVELLUS SYSTEMS, INC. AGREES TO FURNISH SUPPLEMENTALLY A COPY OF THE ABOVE EXHIBITS, WHICH HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K UNDER THE SECURITIES EXCHANGE ACT OF 1934, TO THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UPON REQUEST OF THE COMMISSION.

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